EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated as of December 27, 2007, by and between UNIVERSAL HEALTH SERVICES, INC., a Delaware corporation having its principal office at 367 South Gulph Road, King of Prussia, Pennsylvania 19406 (the “Company”) and ALAN B. MILLER, residing at 57 Crosby Brown Road, Gladwyne, Pennsylvania 19035 (“Mr. Miller”).

WITNESSETH:

WHEREAS, Mr. Miller is presently employed as the Company’s President, Chief Executive Officer and Chairman of the Board of Directors, pursuant to an amended and restated employment agreement dated as of August 1, 2001 (the “Prior Agreement”); and

WHEREAS, the Company and Mr. Miller now desire to enter into a new employment agreement which will provide the terms and conditions of Mr. Miller’s continuing service with the Company and supersede the Prior Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Term of CEO Employment and Board Service.

The phrase “term of CEO employment,” as used in this Agreement, shall mean the period beginning January 1, 2008 and ending on December 31, 2012, subject, however, to earlier termination as expressly provided herein, and subject further to automatic annual renewal for one additional year unless either party elects to terminate the term of CEO employment at the end of the initial term or at the end of a renewal term by giving written notice of such termination to the other before (a) January 1, 2012 if the termination date is December 31, 2012, or (b) January 1 of the last annual renewal term. Notwithstanding the foregoing, unless sooner terminated, the term of CEO employment will automatically terminate on December 31, 2017. The phrase “term of executive board service,” as used in this Agreement, shall mean the three-year period beginning (i) January 1, 2013, or (ii) if later, upon the expiration of the term of CEO employment, provided, however, that the term of executive board service under this Agreement will in no event end later than December 31, 2017. The phrase “term of this Agreement,” as used in this Agreement, shall mean, except as otherwise provided herein, the ten-year period beginning January 1, 2008 and ending December 31, 2017.

2. CEO Employment.

The Company agrees to employ Mr. Miller, and Mr. Miller agrees to be employed by the Company, as Chief Executive Officer and President of the Company and Chairman of the Board of Directors of the Company (the “Board”) during the term of CEO employment.

3. Duties During the Term of CEO Employment.

(a) Mr. Miller agrees in the performance of his duties as Chief Executive Officer and President during the term of CEO employment to comply with the policies and directives of the Board (and the board of directors of any subsidiary or subsidiaries of the Company which shall, with the consent of Mr. Miller, at the time employ Mr. Miller).

(b) Mr. Miller agrees to devote his full time to the performance of his duties hereunder during the term of CEO employment; and Mr. Miller shall not, directly or indirectly, alone or as a member of a partnership, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder. The parties acknowledge that Mr. Miller presently serves as a member of the board of directors of three other companies and that, during the term of CEO employment, Mr. Miller will not become a member of the board of directors of any additional companies without the prior written consent of the Board.

(c) The Company agrees that during the term of CEO employment Mr. Millers’ duties shall be such as to allow him to work and live in the Philadelphia Metropolitan Area, and in no event shall Mr. Miller be required to move his residence from, or operate (except in accordance with past practice) outside of, the Philadelphia Metropolitan Area.

4. Base Salary and Annual Bonus During Term of CEO Employment.

(a) During the term of CEO employment, the Company will pay or cause to be paid to Mr. Miller an annual salary. The amount of Mr. Miller’s annual salary will be $1,350,000 for the calendar year ending December 31, 2008, and will be increased for each calendar year thereafter during the term of CEO employment by an amount equal at least to the percentage increase in the Consumer Price Index over the previous year as reported by the United States Department of Labor, Bureau of Labor Statistics, for the Philadelphia Metropolitan Area, and may be increased by such larger amount as the Board of Directors of the Company (the “Board”) in its discretion may determine. In no event shall the salary be reduced from one year to another.

(b) For each year during the term of CEO employment, Mr. Miller will have an annual bonus opportunity target equal to 100% of his salary for the year. The amount of the annual bonus (“Annual Bonus”) for any year may be more or less than the target amount and will be determined by the Board, consistent with past practice and based upon such performance measures as are established and communicated to Mr. Miller within ninety days of the beginning of the year. The Annual Bonus for a year will be determined and payable within ninety days after the end of the year.

5. Reimbursement of Expenses.

During the term of this Agreement, the Company will pay or reimburse Mr. Miller for the payment of all reasonable travel and other expenses incurred or paid by Mr. Miller in connection with the performance of his services under this Agreement in accordance with past practice.

6. Other Bonuses and Benefits.

(a) Mr. Miller may also be paid during the term of this Agreement, in addition to the arrangements described herein, such bonuses and other compensation as may from time to time be determined by the Board.

(b) Mr. Miller shall also be eligible to and shall participate in, and receive the benefits of, any and all profit sharing, pension, bonus, welfare, stock option or insurance plans, or other similar types of benefit plans which may be initiated or adopted by the Company for the benefit of other employees.

7. Fringe Benefits.

Mr. Miller shall be entitled to and shall receive the following fringe benefits during the term of this Agreement:

(a) The fringe benefits listed on Schedule A annexed hereto;

(b) Health, disability and accident insurance as presently in force or as may be improved by the Board; and

(c) To the extent not covered elsewhere herein, (1) continuing use of an executive office at the Company’s principal offices, with support services and an administrative assistant, comparable to what is currently provided, during the period of his service as a non-employee Chairman of the Board, and (2) the use of a private plane for personal purposes for up to 60 hours per year, subject to reimbursement by Mr. Miller at market rates, all consistent with past practice.

8. Board Service Following Term of CEO Employment.

(a) During the term of executive board service following the term of CEO service, Mr. Miller will serve the Company as the executive chairman of the Board, complying with the policies and directives of the Board and providing such reasonable senior executive services relating to the business, affairs and management of the Company as may be requested by the Board, provided, however, that Mr. Miller shall not be required to devote more than a reasonable amount of time, as mutually determined, each month to such services and provided further that such services shall be performed at such place as is mutually convenient to both parties or, in the event there is no agreement as to a mutually convenient place, such services shall be performed at the principal executive offices of the Company. Mr. Miller will be entitled to the same compensation, bonus opportunities, benefits and perquisites during the term of executive board service as he would be entitled to receive if the term of CEO employment had continued, except (A) his annual salary will not be subject to annual cost of living adjustment, and (B) he will not be entitled to an Annual Bonus.

(b) The Board, acting in its discretion, may determine that Mr. Miller will not serve as the executive chairman of the Board for all or any part of the term of executive board service, in which event (1) Mr. Miller will no longer be required to perform executive services for the Company, and (2) Mr. Miller will be entitled to receive an immediate lump sum payment equal to the total amount of salary he would otherwise would have been entitled to receive through the end of the term of executive board service (or, if earlier, through December 31, 2015) in the absence of such determination by the Board. For the avoidance of doubt, Mr. Miller will also be entitled to receive the benefits described in Section 7 that would have been provided during the term of executive board service if his service as executive chairman of the Board had continued throughout such term.

(c) The parties contemplate that Mr. Miller may serve as non-executive chairman of the Board at some time during the term of this Agreement, in which event, in addition to any other benefits and perquisites to which Mr. Miller is entitled under Section 7 of this Agreement, and as consideration for his service as non-executive chairman of the Board, Mr. Miller will receive an annual cash retainer of at least $250,000, as well as such equity and other incentive award opportunities and other non-cash compensation as are provided to other non-management directors. In addition, during the period of his service as non-executive chairman of the Board, Mr. Miller will receive or be reimbursed for the cost of automobile transportation to and from Mr. Miller’s residence and the Company’s offices for Company business.

9. Long-Term Equity Incentive Compensation.

(a) During the period of his service as President, Chief Executive Officer and/or Executive Chairman of the Board, Mr. Miller will be eligible to receive annual awards under the Company’s long-term incentive plan(s) (“LTIP”) as in effect from time to time, subject to such vesting and other conditions as are consistent with terms and conditions applicable to LTIP awards made to other senior executives of the Company. For each of 2008, 2009 and 2010, the annual LTIP award will have a minimum value of $1,500,000 and at least $1,500,000 of such annual LTIP award will be in the form of restricted stock.

(b) Vesting of Mr. Miller’s LTIP awards will accelerate upon the occurrence of any of the following events and circumstances: (1) termination of his employment or other service by the Company due to Disability (within the meaning of Section 10) or termination of his employment or other service due to death; (2) termination of his employment or other service by the Company without cause (within the meaning of Section 12(a) of this Agreement); or (3) the termination of his employment or other service at any time by Mr. Miller or the Company under circumstances described in Section 12(b) of this Agreement (relating to termination resulting from the Company’s breach of this Agreement). If Mr. Miller’s employment as CEO ends due to nonrenewal of the initial or a renewal term of CEO employment, then, at the time such employment ends, Mr. Miller will be fully vested in all then outstanding LTIP awards that were made to him during or before the term of CEO employment. If Mr. Miller’s commences service as executive chairman of the Board and if such service ends due to the expiration of the initial or a renewal term of executive board service, then, at the time such service ends, Mr. Miller will be fully vested in any then outstanding LTIP awards that were made to him during the term of executive board service.

10. Disability.

If during the term of CEO employment Mr. Miller shall become physically or mentally disabled, whether totally or partially, so that he is prevented from performing his usual duties for a period of six (6) consecutive months, or for shorter periods aggregating six months in any twelve-month period, the Company shall, nevertheless, continue to pay Mr. Miller his full compensation, when otherwise due, as provided in this Agreement through the last day of the sixth consecutive month of disability or the date on which the shorter periods of disability shall have equaled a total of six (6) months in any twelve-month period. The Company may, by action of all but two of the members of the

Company’s Board of Directors, at any time on or after such day, by written notice to Mr. Miller (the “Disability Notice”), provided Mr. Miller has not resumed his usual duties prior to the date of the Disability Notice, terminate (as of the first day of the month following the date of the Disability Notice, provided that Mr. Miller shall also be paid a pro rata portion of the Annual Bonus which would otherwise have been payable for such fiscal year in which the Disability Notice is given) the compensation otherwise payable to Mr. Miller during the term of CEO employment and pay to Mr. Miller the Disability Payment. The Disability Payment shall mean the payment by the Company to Mr. Miller of a sum equal to one-half of Mr. Miller’s base salary paid under Section 4 hereof at the date of the Disability Notice, payable in twelve equal monthly installments.

11. Death.

(a) If Mr. Miller shall die during the term of this Agreement, this Agreement shall terminate as of the last day of the month of Mr. Miller’s death except as set forth in subsection (b) of this Section 11.

(b) Anything to the contrary notwithstanding, the Company shall pay to Mr. Miller’s beneficiary a pro rata portion of the Annual Bonus which would otherwise have been payable to Mr. Miller for the fiscal year in which he died, which pro rata portion shall be determined as of the last day of the month of Mr. Miller’s death, together with any items of reimbursement or salary owed to Mr. Miller as of the date of his death. For the purpose of the preceding sentence, Mr. Miller’s beneficiary shall be deemed to be his surviving spouse, if any, or, if none, his estate. In addition, the Company shall file claims and take other appropriate action with respect to any life insurance policies maintained on Mr. Miller’s life by the Company for which Mr. Miller had the right to designate the beneficiary.

12. Termination.

(a) Discharge for Cause. The Company recognizes that during the many years of Mr. Miller’s employment by the Company, the Company has become familiar with Mr.

Miller’s ability, competence and judgment. The Company acknowledges, on the basis of such familiarity, that Mr. Miller’s ability, competence and judgment are satisfactory to the Company. Mr. Miller is continuing his employment with the Company hereunder in reliance upon the foregoing expression of satisfaction by the Company. It is therefore agreed that “discharge for cause” shall include discharge by the Company on the following grounds only:

(i) Mr. Miller’s conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries; or

(ii) Mr. Miller’s conviction (which, through lapse of time or otherwise, is not subject to appeal) of any other crime (whether or not involving the Company or its subsidiaries) which constitutes a felony in the jurisdiction involved; or

(iii) Mr. Miller’s continuing repeated willful failure or refusal to perform his duties as required by this Agreement, provided that discharge pursuant to this subparagraph (iii) shall not constitute discharge for cause unless Mr. Miller shall have first received written notice from the Board apprising him of such failure and refusal and affording him an opportunity, as soon as practicable, to correct the acts or omissions complained of.

In the event that Mr. Miller shall be discharged for cause, all salary and other benefits payable by the Company under this Agreement in respect of periods after such discharge shall terminate upon such discharge, but any benefits payable to or earned by Mr. Miller with respect to any period of his employment or other service prior to such discharge shall not be terminated by reason of such discharge. Anything in the foregoing to the contrary notwithstanding, if Mr. Miller is convicted of any crime set forth in either Section 12(a)(i) or 12(a)(ii) above, the Company may forthwith suspend Mr. Miller without any compensation and choose a new person or persons to perform his duties hereunder during the period between conviction and the time when such conviction, through lapse of time or otherwise, is no longer subject to appeal; provided, however, that if Mr. Miller’s conviction is subsequently reversed (i) he shall promptly be paid all cash compensation and minimum long term incentive compensation to which he would otherwise have been entitled during the period of suspension, together with interest thereon (which interest shall be calculated at a rate per annum equal to the rate of interest payable on the date of such reversal on money judgments after entry thereof under the laws of the Commonwealth of Pennsylvania), and (ii) the Company shall have the right (exercisable within sixty (60) days after such reversal) but not the obligation to restore Mr. Miller to active service hereunder at full compensation. If the Company elects not to restore Mr. Miller to active service after reversal of a conviction, Mr. Miller shall thereafter be paid the full compensation which would otherwise have been payable during the balance of the term of CEO employment and the term of executive board service and Mr. Miller shall be entitled to obtain other employment, subject however to (i) an obligation to perform occasional consulting services at his reasonable convenience to the Company so long as he is receiving compensation pursuant to the terms of this Agreement, (ii) the continued application of the covenants provided in Section 13 and (iii) the condition that, if Mr. Miller does obtain other employment, his total compensation therefrom (whether paid to him or deferred for his benefit) shall reduce, pro tanto, any amount which the Company would otherwise have been required to pay him pursuant to this subparagraph.

(b) Breach by Company. If Mr. Miller shall terminate his employment or other service with the Company because of a material change in the duties of his office or any other breach by the Company of its obligations hereunder, or in the event of the termination of Mr. Miller’s employment by the Company without cause or otherwise in breach of this Agreement, Mr. Miller shall, except as otherwise provided herein, continue to receive all of the cash compensation and minimum long term incentive compensation provided hereunder and shall be entitled to all of the benefits otherwise provided herein, during the term of this Agreement notwithstanding such termination and Mr. Miller shall have no further obligations or duties under this Agreement. If Mr. Miller is entitled to receive payments under this subparagraph, he shall not be required to seek other employment in order to mitigate his damages hereunder; provided, however, that if Mr. Miller does obtain other employment, his total compensation therefrom, whether paid to him or deferred for his benefit, shall reduce, pro tanto, any amount which the Company would otherwise be required to pay to him pursuant to this subparagraph.

(c) Notwithstanding anything to the contrary contained herein, the Board may condition severance payments or benefits otherwise payable under this Agreement upon the execution and delivery by Mr. Miller (or Mr. Miller’s beneficiary) of a general release in favor of the Company, its affiliates and their officers, directors and employees, in such form as the Board may reasonably prescribe fully taking into account Mr. Miller’s rights hereunder, provided, however, that no such release will be required as a condition of Mr. Miller’s (or the beneficiary’s) entitlement to any accrued compensation. Payments and benefits that are conditioned upon the execution and delivery of a release may be deferred until the expiration of the seven day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period in effect on the effective date of the termination of Mr. Miller’s employment.

13. Restrictive Covenants.

(a) Mr. Miller agrees that he will not during the term of this Agreement, directly or indirectly, own, manage, operate, join, control, be controlled by, or be connected in any manner with any business of the type conducted by the Company or render any service or assistance of any kind to any competitor of the Company or any of its subsidiaries; provided, however, that (i) in the event Mr. Miller terminates his employment with the Company as result of a material breach by the Company of any of its obligations hereunder or in the event the Company discharges Mr. Miller without cause, Mr. Miller shall continue to be bound by the restrictions of this Section 13 only if Mr. Miller is receiving the compensation payable to him in accordance with Section 12(b) hereof and (ii) in the event the Company discharges Mr. Miller for cause, Mr. Miller shall be bound by the restrictions of this Section for a period of one year following such discharge.

(b) During the period of his service under this Agreement and for one year thereafter, Mr. Miller will not, directly or indirectly, solicit or induce any individual who is or who, within the preceding six months, was employed by the Company or any of its affiliates to leave such employment and to become an employee of any other person, firm or entity in which Mr. Miller has an interest, financial or otherwise.

(c) During the period of his service under this Agreement and thereafter, Mr. Miller will not disparage the Company or any of its affiliates, including any of their respective officers, directors and employees, and neither the Company nor any of its affiliates and any of their respective officers, directors and employees will disparage Mr. Miller, in either case in a manner which is intended to cause damage to the business, reputation or assets of the other.

14. Binding Effect.

Except as otherwise provided for herein, this Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors in interest and assigns of the parties hereto.

15. Income Tax Matters.

(a) The payment of any amount pursuant to this Agreement shall be subject to all applicable tax withholding.

(b) If and to the extent any payment otherwise required to be made to Mr. Miller on account of the termination of his employment or other service is properly treated as deferred compensation subject to the Section 409A of the Internal Revenue Code of 1986 and the regulations and other applicable guidance issued by the Internal Revenue Service thereunder, such payment shall be delayed until the first business day after the expiration of six months from the date of Mr. Miller’s termination of employment or other service or, if earlier, until the date of Mr. Miller’s death. On the delayed payment date, there shall be paid to Mr. Miller (or his surviving spouse or estate, as the case may be) in a single cash payment an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

16. Notices.

All notices provided for herein to be given to any party shall be in writing and signed by the party giving the notice and shall be deemed to have been duly given if mailed, registered or certified mail, return receipt requested, as follows:

(i)	If to Mr. Miller:

57 Crosby Brown Road

Gladwyne, Pennsylvania 19035

(ii)	If to Company:

367 South Gulph Road

King of Prussia, Pennsylvania 19406

Attention: Secretary

Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party.

17. Amendment, Modification and Waiver.

The terms, covenants, representations, warranties or conditions of this Agreement may be amended, modified or waived only by a written instrument executed by the parties hereto, except that a waiver need only be executed by the party waiving compliance. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in anyone or more instances shall be deemed to be or construed as a waiver of any other condition or breach of any other term, covenant, representation or warranty of this Agreement.

18. Governing Law.

This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed therein.

19. Entire Agreement.

This Agreement contains the entire agreement of the parties relating to the subject matter herein contained and supersedes all prior contracts, agreements or understandings between and among the parties, except as set forth herein. The Prior Agreement is superseded in its entirety by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNIVERSAL HEALTH SERVICES, INC.

By:	/s/ Steve Filton
Senior Vice President and Chief Financial Officer

/s/ Alan B. Miller
Chairman of the Board, President and Chief Executive Officer

SCHEDULE A

LIST OF EXECUTIVE BENEFITS

Company aircraft – personal use is directly reimbursed to UHS.

Automobile – UHS paid 70% of the original purchase price as reimbursement for his business-related usage. UHS pays for maintenance and fuel costs (not to exceed together with the personal residence maintenance expenses described below, $7,500 per annum)

Sporting and cultural event tickets. If the tickets are not used for business purposes, the tickets are made available to employees, including executive officers, for personal use.

Split-Dollar life insurance agreements and associated interest charges (as permitted by applicable law)

Country club dues

Union League of Philadelphia

Professional income tax services

Accounting services

Maintenance on personal residence (not to exceed together with the automobile maintenance expenses described above, $7,500 per annum)

In addition, Mr. Miller, along with other eligible employees, is entitled to retirement benefits, including the Executive Retirement Income Plan and the 401(k) Plan. Premiums for long-term disability insurance coverage are also paid by UHS for Mr. Miller and other eligible employees.